Exhibit 10.1

January 29, 2021

Michelle Daly

[address]

Dear Michelle:

I am pleased to offer you employment with Nasdaq, Inc. (“Nasdaq” or the “Company”) in the position of Senior Vice President, Controller and Principal Accounting Officer. This position will be based out of our New York office. You will report to the Chief Financial Officer, Ann Dennison, and perform such duties and functions consistent with your position as may be assigned to you from time to time. Your employment will begin on or about April 19, 2020 (the “Start Date”).

The terms and conditions of your employment are as follows:

1.    Your base salary will be $400,000 per annum paid on a bi-weekly basis, in accordance with the Company’s regular payroll practices and subject to appropriate withholdings and deductions. You hereby agree to devote substantially all of your business time and attention to your responsibilities at the Company and the affairs of the Company.

2.    Beginning in 2021, you will be eligible to participate in the Nasdaq Executive Incentive Program (XIP), subject to the terms and conditions therein. Your target bonus opportunity (TBO) for 2021 will be prorated from your start date, and the minimum bonus you will receive for the 2021 plan year is 400,000. Your TBO for 2021 is payable during the normal award payment timeframe (around March 1, 2022). For succeeding years, your target bonus opportunity (TBO) will be 100% of your base salary, or $400,000, payable during the normal award payment timeframe (expected March of each year), with a maximum opportunity of $800,000. Any upside beyond target will be based on corporate financial, business unit and individual performance results, contingent on your continued employment.

The XIP is a discretionary program that may be modified, suspended or discontinued at any time with or without notice at the discretion of management and the Board. In addition, your participation in the XIP does not guarantee participation or receipt of any payout in any future years. Furthermore, your participation does not create any contractual or other right to participate in the XIP or to receive any payout, even if you had participated in the XIP or received payouts repeatedly.

3.    In or around July 2021, you will receive a welcome equity grant, equal to $550,000 to replace the forfeited value of unvested RSUs from your current employer. This grant will consist of 100% RSUs (Restricted Stock Units). The RSUs will vest on the following vesting schedule: 33% in July 2022; 33% in July 2023; and 34% in July 2024 (actual vesting date is measured based on the original grant date). Such vesting shall occur unless you voluntarily resign without Good Reason or are terminated for Cause before each such vesting date. These equity awards are subject to the approval of the Management Compensation Committee. The equity grant will be based on the closing stock price on the date the Committee approves the grant. In the event the Management Compensation Committee does not approve these equity awards and they are not awarded, it shall constitute Good Reason.

4.    Beginning in April 2022, you will be eligible to receive a minimum annual equity grant value of 100% of your base salary or $400,000. This grant will consist of Performance Share Units and Restricted Share Units. The program detail and vesting schedule will be outlined in the Senior Vice President Long Term Incentive Plan Brochure at the time of grant. The equity grants are subject to your continued employment and satisfactory performance with the Company and subject to applicable Company approvals pursuant to the Plan.

5.    As a full-time employee, you will be eligible to participate in Nasdaq’s employee benefit programs generally available to similarly situated Company employees, as may be in effect from time to time at the Company, subject to the terms and conditions of the relevant plans. If you elect health and welfare benefits during your initial enrollment period, they will become effective the first day of the month following employment. In addition, you will be eligible for four weeks of vacation per calendar year.

6.    As an SVP of the Company, you will be eligible to participate in the Company’s executive benefits, including executive health exams and financial planning services. These programs are provided to you 100% company-paid; you are responsible for the taxes related to benefits you use.

7.    This offer is subject to a satisfactory completion of a background check (including, but not limited to a fingerprint check and drug test), as applicable to your location jurisdiction and as evaluated by the Company in its sole discretion. It is recommended that you not resign from, or give notice to, your current employer until you have been notified that you have successfully cleared the background check. In addition, this offer is contingent upon you providing satisfactory proof of identity and legal authority to work in the United States.

8.    If you are terminated by the Company, other than for Cause, you will be entitled to severance pay, which will be equal to 10 months of your annual base salary plus 10 months of health insurance coverage at the active employee rate. Per the Nasdaq, Inc. Equity Incentive Plan, the Management Compensation Committee of the Board of Directors shall have the authority to determine the terms and conditions that shall apply to any equity award upon a termination of employment.

9.    Definitions

“Cause” shall mean (a) your act(s) of gross negligence or willful misconduct in the course of your employment that is or could reasonably be expected to be materially injurious to the Company, (b) your willful failure or refusal to perform in any material respect your duties or responsibilities, (c) your misappropriation of any assets or business opportunities of the Company, (d) embezzlement or fraud committed by you, or at your direction, (e) your conviction of, or pleading “guilty” or “ no contest” to, (i) a felony or (ii) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of your duties to the Company or otherwise result in material injury to the reputation or business of the Company, or (f) any material violation of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company.

“Good Reason” shall mean, without your consent, (i) a material reduction in your base salary or (ii) the relocation of your principal place of employment farther than thirty (30) miles from your current assigned work location. You may terminate your employment with Good Reason by providing the Company 10 days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within 90 days of the occurrence of such event. During such 10 day notice period, the Company shall have a cure right (if curable), and if not fully cured within such period, your termination will be effective upon the expiration of such cure period.

10.    As a condition of employment with the Company, you are required to execute the Company’s Continuing Obligations Agreement attached hereto as Appendix A (the “Continuing Obligations Agreement”). Kindly review and execute the Continuing Obligations Agreement and return it with your signed copy of this letter.

11.    The Company maintains and from time to time modifies and implements various Company policies and procedures including, but not limited to, a Company Employee Handbook and Nasdaq’s Code of Ethics and Global Trading Policy. The Code, Trading Policy and Prohibited Company List are attached hereto as Appendix B. You will be expected to comply with all such policies and procedures.

12.    By signing below, to the best of your knowledge you also represent and warrant that you are not subject to any contract, agreement, or restrictive covenant of any kind that would prevent you from accepting employment with the Company and/or beginning work for the Company, or from freely and fully performing your duties hereunder. You further promise that should you become aware of any reason you cannot join or remain employed by the Company, or fully execute your responsibilities for the Company, you will immediately notify the Company of such development, in writing. Similarly, if you receive any communication from a former employer or any other person or entity claiming you cannot join or continue employment at the Company, you will immediately notify the Company in writing. You also represent that you will abide by all contractual obligations you may have to all prior employers and that you will not retain, review, or utilize any other person’s or entity’s confidential or proprietary information in connection with your work for the Company or share or disclose such information to any other person or entity. Finally, prior to and during the course of your entire employment with the Company, you agree that you will immediately notify the Company if you are detained or arrested by any law enforcement agency, regardless of the severity of the charges, as soon as possible after such action (this will not necessarily disqualify you from employment).

13.    This offer of employment, with all referenced attachments, constitutes the entire offer, superseding any prior offers, understandings, communications, representations and/or agreements with respect to the subject matter hereof. This offer of employment shall be governed by the laws of the State of New York without giving effect to the principles of conflicts of law. Your employment will be on an “at-will” basis meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or prior notice. The Company also reserves the right to modify the terms, benefits, and conditions of your employment at any time.

14.    You are required to disclose to us any and all agreements that may affect your eligibility to be employed by Nasdaq, its affiliates or subsidiaries, or that may limit the manner in which you may be employed. If nothing is disclosed, we will proceed on the belief that no such agreements exist and nothing will prevent you from performing the duties of your position.

You agree not to bring any third party confidential information to Nasdaq, its affiliates or subsidiaries, including that of any former employer, and that in performing your duties you will not in any way utilize any such information. You further agree that, during the term of your employment, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which we are now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to us, consistent with the Company’s Global Code of Ethics.

Michelle, we look forward to your joining the Company. Please do not hesitate to contact me if you have any questions. To accept this offer of employment, please sign below and return no later than January 29, 2021.

Sincerely,

/s/ Holly Palan
Talent Acquisition Analyst

I hereby accept the terms of the offer described above for employment with Nasdaq, Inc.

/s/ Michelle Daly	1/30/2021
Name	Date

Enclosures:

Appendix A – Continuing Obligations Agreement

Appendix B – Global Code of Ethics, Global Trading Policy, and Prohibited Company List

Benefits Program Overview